UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2013

Mobivity Holdings Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-53851	26-3439095
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

58 West Buffalo Road, Suite 200
Chandler, AZ 85225
 (Address of principal executive offices) (zip code)

(866) 622-4261
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Effective as of June 20, 2013, each of Fraser Clarke and David Souaid resigned from the Board of Directors.

(c)           Effective as of June 21, 2013, Geri Suster was appointed as the Company’s Chief Operating Officer.

Prior to joining the Company, Ms. Suster served as the Vice President of Operations of ZipLocal, a Goldman Sachs company, which is a provider of a variety of print and digital advertising solutions to local businesses across the United States.  Ms. Suster joined ZipLocal in 2008 and was responsible for all production, customer service, IT, printing and distribution of both on-line and printed directory products.  Ms. Suster studied journalism at San Diego State University-California State University.

Effective as of June 21, 2013, the Company entered into an employment agreement with Ms. Suster in connection with her services as Chief Operating Officer, pursuant to the compensation terms and arrangement approved by the Compensation Committee of the Board.  Ms. Suster will be paid a base salary of $170,000 per annum.  The Company’s Board may also award an annual bonus of up to 33% of the base salary for achieving milestones as defined by the Board from time to time.

Ms. Suster will also be granted options to purchase that number of shares of common stock of the Company equal to 1.5% of the Company’s outstanding shares, pursuant to the terms and conditions of the Company’s incentive stock option plan, if and when adopted by the Company.  The options will vest as follows: (a) 33% of the options will vest at rate of 1/48th per month for the first forty-eight (48) months following the date of grant, (b) another 33% of the options vest when the Company reports $500,000 of EBITDA for an entire fiscal year, and (c) the final 33% of the options will vest when the Company reports $5,000,000 of EBITDA for an entire fiscal year.  The options have a term of five years and are subject to early termination based on the termination of Ms. Suster’s employment with the Company.

In addition, in the event that Ms. Suster’s employment is terminated by the Company for cause, or by Ms. Suster without good reason, then Ms. Suster will be subject to a non-compete provision that generally bars Ms. Suster from soliciting any of the Company’s customers or prospective customers in the United States for a period of two years from the date of the termination.  If the employment is terminated by the Company without cause or by Ms. Suster with good reason, Ms. Suster will be paid a separation payment equal to three (3) months of her base salary and the restrictive period will last until one week after all payments related to the termination have been made by the Company to Ms. Suster.

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed with this report:
Exhibit No.	Description	Method of Filing

10.1	Employment Agreement entered into June 21, 2013 by and between the Company and Geri Suster.	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBIVITY CORP.

June 26, 2013	By:	/s/ Dennis Becker Dennis Becker, Chief Executive Officer